                                                                      Exhibit 2


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                          AGREEMENT AND PLAN OF MERGER


                           DATED AS OF AUGUST 1, 2001




                                      AMONG




                                 TERADYNE, INC.

                             RADIO ACQUISITION CORP.

                                       AND

                                  GENRAD, INC.




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                                TABLE OF CONTENTS

                                                                                                               PAGE

ARTICLE I The Merger..............................................................................................1
   SECTION 1.01.  THE MERGER......................................................................................1
   SECTION 1.02.  CLOSING.........................................................................................1
   SECTION 1.03.  EFFECTIVE TIME OF THE MERGER....................................................................2
   SECTION 1.04.  EFFECTS OF THE MERGER...........................................................................2
   SECTION 1.05.  ARTICLES OF ORGANIZATION; BY-LAWS; PURPOSES.....................................................2
   SECTION 1.06.  DIRECTORS.......................................................................................2
   SECTION 1.07.  OFFICERS........................................................................................2

ARTICLE II  Effect of the Merger on the Capital Stock of the Constituent Corporations.............................3
   SECTION 2.01.  EFFECT ON CAPITAL STOCK.........................................................................3
   SECTION 2.02.  EXCHANGE OF CERTIFICATES........................................................................3
   SECTION 2.03.  TREATMENT OF OPTIONS............................................................................6
   SECTION 2.04.  DISSENTING SHARES...............................................................................7

ARTICLE III  Representations and Warranties.......................................................................8
   SECTION 3.01.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................8
   SECTION 3.02.  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...............................................21

ARTICLE IV  Covenants Relating to Conduct of Business Prior to Merger............................................25
   SECTION 4.01.  CONDUCT OF BUSINESS BY THE COMPANY.............................................................25

ARTICLE V  Additional Agreements.................................................................................28
   SECTION 5.01.  PREPARATION OF FORM S-4 AND PROXY STATEMENT;  SHAREHOLDER MEETING..............................28
   SECTION 5.02.  ACCESS TO INFORMATION;  CONFIDENTIALITY........................................................29
   SECTION 5.03.  REASONABLE BEST EFFORTS........................................................................30
   SECTION 5.04.  INDEMNIFICATION................................................................................30
   SECTION 5.05.  PUBLIC ANNOUNCEMENTS...........................................................................31
   SECTION 5.06.  NO SOLICITATION................................................................................32
   SECTION 5.07.  STOCK EXCHANGE LISTING.........................................................................33
   SECTION 5.08.  LETTERS OF THE COMPANY'S ACCOUNTANTS...........................................................33
   SECTION 5.09.  LETTERS OF PARENT'S ACCOUNTANTS................................................................33
   SECTION 5.10.  EMPLOYEE BENEFIT PLANS.........................................................................33
   SECTION 5.11. COMPANY SENIOR CREDIT FACILITY..................................................................34
   SECTION 5.12. INFORMATION SUPPLIED............................................................................34

ARTICLE VI  Conditions Precedent.................................................................................35
   SECTION 6.01.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.....................................35
   SECTION 6.02.  CONDITIONS TO OBLIGATIONS OF PARENT AND SUB....................................................35
   SECTION 6.03.  CONDITIONS TO OBLIGATION OF THE COMPANY........................................................36

ARTICLE VII  Termination, Amendment, and Waiver..................................................................37
   SECTION 7.01.  TERMINATION....................................................................................37
   SECTION 7.02  EFFECT OF TERMINATION...........................................................................38
   SECTION 7.03.  AMENDMENT......................................................................................38
   SECTION 7.04.  EXTENSION; WAIVER..............................................................................39
   SECTION 7.05.  PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION, OR WAIVER.....................................39

ARTICLE VIII  General Provisions.................................................................................39


                                       -i-



   SECTION 8.01.  NONSURVIVAL OF REPRESENTATION AND WARRANTIES...................................................39
   SECTION 8.02.  FEES AND EXPENSES..............................................................................39
   SECTION 8.03.  NOTICES........................................................................................41
   SECTION 8.04.  DEFINITIONS....................................................................................41
   SECTION 8.05.  INTERPRETATION.................................................................................44
   SECTION 8.06.  COUNTERPARTS...................................................................................44
   SECTION 8.07.  ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES.................................................44
   SECTION 8.08.  GOVERNING LAW..................................................................................44
   SECTION 8.09.  ASSIGNMENT.....................................................................................44
   SECTION 8.10.  ENFORCEMENT....................................................................................44


         AGREEMENT AND PLAN OF MERGER, dated as of August 1, 2001, among Teradyne, Inc., a Massachusetts corporation ("PARENT"), Radio Acquisition Corp., a Massachusetts corporation and a direct wholly owned subsidiary of Parent ("SUB"), and GenRad, Inc., a Massachusetts corporation (the "COMPANY").

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have determined that the merger of Sub with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective shareholders;

         WHEREAS, such Boards of Directors have approved the Merger, pursuant to which each share of common stock, par value $1.00 per share, of the Company (the "COMPANY COMMON STOCK", other than shares owned, directly or indirectly, by the Company or any subsidiary (as defined in Section 8.04) of the Company or by Parent, Sub or any other subsidiary of Parent, will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c));

         WHEREAS, the Merger and this Agreement require the vote of two-thirds of the outstanding shares of the Company Common Stock for the approval thereof (the "COMPANY SHAREHOLDER APPROVAL");

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");


         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Law ("MASSACHUSETTS LAW"), Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined below). Upon the Effective Time of the Merger, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation.

         SECTION 1.02. CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the

Merger (the "CLOSING") will take place at 10:00 a.m. on the second business day after satisfaction of the conditions set forth in Section 6.01 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 6.02 and 6.03) (the "CLOSING DATE"), at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110, unless another date, time or place is agreed to in writing by the parties hereto.

         SECTION 1.03. EFFECTIVE TIME OF THE MERGER. Upon the Closing, the parties shall file with the Secretary of State of the Commonwealth of Massachusetts a certificate of merger (the "ARTICLES OF MERGER") executed in accordance with the relevant provisions of Massachusetts Law and shall make all other filings or recordings required under Massachusetts Law. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Secretary of the Commonwealth of Massachusetts, or at such other time as is permissible in accordance with Massachusetts Law and as Sub and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME OF THE MERGER").

         SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of Massachusetts Law. As used herein, "SURVIVING CORPORATION" shall mean and refer to the Company, at and after the Effective Time of the Merger, as the surviving corporation in the Merger.

         SECTION 1.05. ARTICLES OF ORGANIZATION; BY-LAWS; PURPOSES. (a) At the Effective Time of the Merger, and without any further action on the part of the Company or Sub, the articles of organization of Sub as in effect at the Effective Time of the Merger, shall be the articles of organization of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

         (b) At the Effective Time of the Merger, and without any further action on the part of the Company or Sub, the By-Laws of Sub as in effect at the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (c) The purposes of the Surviving Corporation shall be the purposes set forth in the articles of organization of Sub in effect immediately prior to the Effective Time of the Merger.

         (d) The capitalization of the Surviving Corporation shall be as set forth in the articles of organization of Sub in effect immediately prior to the Effective Time of the Merger.

         SECTION 1.06. DIRECTORS. The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 1.07. OFFICERS. The officers of Sub at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                            CONSTITUENT CORPORATIONS

         SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the Company, Sub, or any holder of any shares of Company Common Stock or any shares of capital stock of Sub:

         (a) COMMON STOCK OF SUB. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of the common stock, par value $0.01 per share, of the Surviving Corporation.

         (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED COMPANY COMMON STOCK. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company, and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash, Parent Common Stock (as defined Section 2.01(c)) or other consideration shall be delivered or deliverable in exchange therefor.

         (c) CONVERSION OF COMPANY COMMON STOCK. Each issued and outstanding share of Company Common Stock (other than shares cancelled pursuant to Section 2.01(b) and any Dissenting Shares (as defined in and to the extent provided in Section 2.04)) shall be converted into the right to receive 0.1733 shares (the "EXCHANGE RATIO") of Common Stock, par value $0.125 per share, of Parent (the "MERGER CONSIDERATION").

         (d) CANCELLATION AND RETIREMENT OF COMPANY COMMON STOCK. As of the Effective Time of the Merger, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (collectively, the "CERTIFICATES") shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration (and cash in lieu of fractional shares of Common Stock, par value $0.125 per share, of Parent (the "PARENT COMMON STOCK")) to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02.

         SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. As of the Effective Time of the Merger, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent (the "EXCHANGE AGENT") which shall provide that Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this
Article II, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time of the Merger, and any cash payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section
2.01 in exchange for outstanding shares of Company Common Stock.

         (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of Certificates immediately prior to the Effective Time of the Merger whose shares were converted into shares of Parent Common Stock pursuant to
Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation (or indemnity reasonably satisfactory to Parent and the Exchange Agent, if any of such Certificates are lost, stolen or destroyed) to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II (after taking into account all shares of Company Common Stock then held by such holder), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, subject to the provisions of
Section 2.04, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the Parent Common Stock into which the shares of Company Common Stock represented by such Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.02.

         (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing the whole shares of Parent Common Stock issued in exchange therefor without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of any dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time of the Merger and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

         (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms hereof, and all cash paid pursuant to Sections 2.02(c) and 2.02(e), shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

         (e) NO FRACTIONAL SHARES. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. In lieu of such issuance of fractional shares, Parent shall pay each holder of Certificates an amount in cash equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held immediately prior to the Effective Time of the Merger by such holder) would otherwise be entitled by (b) the average of the closing sale prices for a share of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transaction Tape for the ten trading days immediately preceding the date of the Effective Time of the Merger.

         (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates, subject to and in accordance with the terms of
Section 2.02(c).

         (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund deposited with the Exchange Agent pursuant to this Section 2.02 which remains undistributed to the holders of the Certificates six months after the Effective Time of the Merger shall be delivered to the Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Parent and only as general creditors thereof for payment of their claim for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which such holders may be entitled.

         (g) NO LIABILITY. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to three years after the Effective Time of the Merger, or immediately prior to such earlier date on which any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration or cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

         (i) ADJUSTMENT PROVISIONS. In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time of the Merger as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time of the Merger, the Exchange Ratio shall be proportionately adjusted. If, between the date hereof and the Effective Time of the Merger, Parent shall merge, be acquired or consolidate with, by or into any other corporation (a "BUSINESS COMBINATION") and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Parent).

         SECTION 2.03. TREATMENT OF OPTIONS. (a) At the Effective Time of the Merger, each outstanding option to purchase Company Common Stock (a "COMPANY STOCK OPTION") issued pursuant to the Company's 1991 Equity Incentive Plan, as amended, 1991 Directors' Plan, as amended, 1994 Director Restricted Plan, as amended, 1997 Non-Qualified Employee Stock Option Plan, as amended, 2001 Directors Stock Option Plan and Non-Statutory Stock Option Agreement by and between Robert M. Dutkowsky and the Company dated April 24, 2000 (collectively, the "COMPANY STOCK PLANS"), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time of the Merger, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option; PROVIDED, HOWEVER, that in the case of any option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("INCENTIVE STOCK OPTIONS"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

         (b) As soon as practicable after the Effective Time of the Merger, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions (subject to adjustments required by this Section 2.03 after giving effect to the Merger and the provisions set forth above). If necessary, Parent shall comply with the terms of the Company Stock Plans and ensure, to the extent required by, and subject to the provisions of, the Company Stock Plans, that Company Stock Options that qualified as incentive stock options prior to the Effective Time of the Merger continue to qualify as incentive stock options after the Effective Time of the Merger.

         (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options. As soon as practicable after the Effective Time of the Merger, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form, with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), where applicable, Parent shall administer the Company Stock Plans in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Company Stock Plans complied with such rule prior to the Merger.

         (d) The Company shall terminate the Company Employee Stock Purchase Plan (the "COMPANY ESPP") at or prior to the Closing Date.

         SECTION 2.04. DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Company Common Stock who has demanded and perfected appraisal rights of such shares in accordance with Massachusetts Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to
Section 2.01(c), but the holder thereof shall only be entitled to such rights as are granted by Massachusetts Law.

         (b) Notwithstanding the foregoing, if any holder of shares of Company Common Stock who demands appraisal of such shares under Massachusetts Law shall effectively withdraw the right to appraisal, then, as of the later of the Effective Time of the Merger and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock, without interest thereon, upon surrender of the Certificate representing such shares as provided in Section 2.01(c).

         (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Massachusetts Law and received by the Company which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time of the Merger with respect to demands for appraisal under Massachusetts Law. The Company shall not, except with the prior written consent of Parent or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of the Company Common Stock or offer to settle or settle any such demands.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the disclosure schedule (referencing the same section as this Agreement) delivered by the Company to Parent and Sub at the time of execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent and Sub as follows:

         (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and each of its Subsidiaries (as defined in Section 3.01(b)) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect (as defined in Section 8.04) with respect to the Company. The Company has delivered complete and correct copies of the Restated Articles of Organization, as amended (the "Articles of Organization"), and By-laws, as amended (the "By-laws"), of the Company as currently in effect. The Company has made available to Parent and Sub complete and correct copies of the certificates of incorporation and by-laws (or other organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement.

         (b) SUBSIDIARIES. The only direct or indirect subsidiaries (as defined in Section 8.04) of the Company (other than any subsidiary of the Company that does not constitute a "Significant Subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")) are those listed in Section 3.01(b) of the Company Disclosure Schedule (the "SUBSIDIARIES"). All of the outstanding shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and nonassessable and, except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, are owned (of record and beneficially) by the Company, by another wholly owned subsidiary of the Company or by the Company and another such wholly owned subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever except for permitted liens (as defined below) (collectively, "LIENS"). Except for the ownership interests set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

         (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock, par value $1.00 per share. As of the close of business on July 31, 2001, there were: (i) 28,552,465 shares of Company Common Stock issued and outstanding; (ii) 1,883,569 shares of Company Common Stock held in the treasury of the Company; (iii) 1,226,350 shares of Company Common Stock Options available for grant pursuant to the Company Stock Plans and 1,226,350 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans, and (iv) 3,048 shares of Company Common Stock reserved for issuance pursuant to the Company ESPP. Except as set forth above, as of the close of business on July 31, 2001, there were no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All securities issued by the Company were issued in compliance in all material respects with all applicable federal and state securities laws and all applicable rules and regulations promulgated thereunder. There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (collectively, "VOTING DEBT"). Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend, accelerate the vesting of or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its subsidiaries. To the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any subsidiary of the Company. Except as set forth in Section 3.01(c) of the Company Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other agreements or arrangements with or, to the knowledge of the Company, among any securityholders of the Company with respect to securities of the Company.

         Since December 31, 2000, the Company has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company or any of its subsidiaries, other than pursuant to any employee stock options issued prior to the date hereof under the Company Stock Plans; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more subsidiaries, any shares of capital stock of the Company or any of its subsidiaries or (C) declared, set aside, made or paid to the shareholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company.

         (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval in the case of the Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to the Company Shareholder

Approval. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Sub) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Except as set forth in Section 3.01(d) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions hereof and thereof will not, conflict with, or result in any breach or violation of, or any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a "put" right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Articles of Organization, as amended, or By-laws, of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its obligations hereunder, except for (i) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the filing of applications by the Company pursuant to antitrust or similar laws in such foreign jurisdictions as necessary, (ii) the filing with the SEC and the NYSE of (A) a proxy statement relating to the Company Shareholder Approval (such proxy statement as amended or supplemented from time to time, the "PROXY STATEMENT") and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to (x) prevent or materially delay consummation of the Merger or the other transactions contemplated hereby or performance of the Company's obligations hereunder or (y) have a Material Adverse Effect with respect to the Company.

         (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. The Company has filed with the SEC all reports, schedules, forms, statements and other documents required pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act since January 1, 1998 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC DOCUMENTS"). As of their respective dates, the SEC Documents (other than the SEC Financial Statements (as defined below)) comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents (including any and all financial statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in all SEC Documents filed since January 1, 1998 (the "SEC FINANCIAL STATEMENTS") comply as to form in all material respects with applicable published accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal recurring year-end audit adjustments). Except as disclosed in Section 3.01(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto, except (i) liabilities reflected in the consolidated balance sheet of the Company as of March 31, 2001 (the "2001 BALANCE SHEET") and
(ii) liabilities incurred since March 31, 2001 in the ordinary course of business consistent with past practice.

         (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "FORM S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined in Section 5.01(c)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Sub specifically for inclusion or incorporation by reference therein.

         (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in
Section 3.01(g) of the Company Disclosure Schedule, since March 31, 2001 there is not and has not been: (i) any Material Adverse Change (as defined in Section 8.04) with respect to the Company; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Company; (iii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

         (h) LITIGATION; LABOR MATTERS; COMPLIANCE WITH LAWS. (i) Except as disclosed in Section 3.01(h) of the Company Disclosure Schedule, there is (1) no suit, action, claim, charge, arbitration, investigation or proceeding pending before a Governmental Entity, and (2) to the knowledge of the Company, no suit, claim, charge, action, arbitration, investigation or proceeding threatened against or investigation pending with respect to the Company or any of its subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, nor is there any judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which, individually or in the aggregate, has or could reasonably be expected to have, any such effect.

         (ii) Except as disclosed in Section 3.01(h)(ii) of the Company Disclosure Schedule, (1) neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (2) to the knowledge of the Company, neither the Company nor any of its subsidiaries is the subject of any strike, grievance or other proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there is no strike, work stoppage or other labor dispute involving it or any of its subsidiaries pending or, to its knowledge, threatened; (4) no grievance is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company; (5) to the knowledge of the Company, the Company and each subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts and policies relating to employment, employment practices, wages, hours, immigration matters and terms and conditions of employment except for failures so to comply, if any, that, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company; (6) the Company has paid in full to all employees of the Company and its subsidiaries all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any policy, practice, agreement, plan, program, statue or other law except for failures, if any, that, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company; (7) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company, nor to the knowledge of the Company will the Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company or any of its subsidiaries on or prior to the Effective Time of the Merger; and (8) the Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and any similar state or local laws, and all other employee notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

         (iii) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of the Company and its subsidiaries, taken as a whole (the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. Except as disclosed in
Section 3.01(h)(iii) of the Company Disclosure Schedule, the businesses of the Company and its subsidiaries are not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and would not have a Material Adverse Effect with respect to the Company.

         (i) EMPLOYEE BENEFIT PLANS. (i) Section 3.01(i) of the Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or other activities taken by the Company on or prior to the date of the Agreement), sponsored by the Company, one of its subsidiaries or any other entity such as a co-employer, whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company or any of its subsidiaries has any present or future right to benefits based on such employee's employment with the Company or one of its subsidiaries and under which the Company or any of its subsidiaries has any present or future liability, except such plans, agreements, programs, policies or arrangements which, individually or in the aggregate, would not impose more than an immaterial cost to the Company. All such plans, agreements, programs, policies and arrangements are herein collectively referred to as the "COMPANY PLANS".

         (ii) With respect to each Company Plan, the Company has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contact or other funding instrument; (B) the most recent determination letter issued by the U.S. Internal Revenue Service ("IRS"); (C) any summary plan description and other material written communications (or a description of any material oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney's response to an auditor's request for information.

         (iii) Except as disclosed in Section 3.01(i) of the Company Disclosure
Schedule: (A) each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations (including the applicable laws, rules and regulations of foreign jurisdiction), in each case, in all material respects; (B) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification and, to the Company's knowledge, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (C) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the best knowledge of the Company, threatened; (D) to the Company's knowledge, no facts or circumstances exist which could give rise to any such actions, suits or claims and the Company will promptly notify Parent in writing of any pending claims or, to the knowledge of the Company, any threatened claims arising between the date hereof and the Effective Time of the Merger; (E) neither the Company nor, to the Company's knowledge, any other party has engaged in a prohibited transaction, as such term is defined under Code Section 4975 or ERISA Section 406, which would subject the Company or Parent or its subsidiaries to any material taxes, penalties or other liabilities under the Code or ERISA; (F) no event has occurred and no condition exists that can reasonably be expected to subject the Company, either directly or by reason of its relationship to any member of its "CONTROLLED GROUP" (defined as any organization which is deemed to be a single employer with the Company within the meaning of Code Sections 414(b), (c), (m) or (o) or ERISA Section 4001), to any material tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction), (F) all contributions and payments accrued under each Company Plan, determined in accordance with prior funding and accrual practices, as of the Effective Time of the Merger have been or will be timely paid or made prior thereto and adequate reserves have been provided for in the Company's SEC Financial Statements for any premiums (or portions thereof) and for all benefits attributable to service on or prior to the Effective Time of the Merger; (G) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; and (H) no Company Plan provides for an increase in the rate of contribution, benefit accrual or vesting of benefits on or after the date of this Agreement.

         (iv) Except as disclosed in Section 3.01(i) of the Company Disclosure
Schedule: (A) no Company Plan nor any "pension plan" (as defined in ERISA
Section 3 (2)) maintained or
contributed to by any member of the Company's Controlled Group has incurred any "accumulated funding deficiency" as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived); (B) no event or condition exists which could be deemed a reportable event within the meaning of ERISA Section 4043 which could result in a liability to the Company or any member of its Controlled Group and no condition exists which could subject the Company or any member of its Controlled Group to a fine under ERISA Section 4071; (C) as of the Effective Time of the Merger, the Company and all members of its Controlled Group have made all required premium payments when due to the Pension Benefit Guaranty Corporation; (D) neither the Company nor any member of its Controlled Group is subject to any liability to the PBGC for any plan termination occurring on or prior to the Effective Time of the Merger; (E) no amendment has occurred which has required or could require the Company or any member of its Controlled Group to provide security pursuant to Code Section 401(a)(29); and (F) neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA Section 4069.

         (v) Except as disclosed in Section 3.01(i) of the Company Disclosure Schedule with respect to each of the Company Plans which is not a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA but is subject to Title IV of ERISA (or a substantially similar provision of a foreign jurisdiction), as of the Effective Time of the Merger, except as disclosed in Section 3.01(i) of the Company Disclosure Schedule, the assets of each such Company Plan are at least equal in value to the present value of all accrued benefits (vested and unvested) of the participants in such Company Plan on a termination basis using the assumptions established by the PBGC as in effect on the most recent Valuation Date.

         (vi) Except as disclosed in Section 3.01(i) of the Company Disclosure Schedule (such disclosures to indicate the amount of any expected liability) with respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company or any member of its Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (A) the Company and each member of its Controlled Group has or will have, as of the Effective Time of the Merger, made all contributions to each such multiemployer plan required by the terms of such multiemployer plan or any collective bargaining agreement; (B) neither the Company nor any member of its Controlled Group has incurred any material withdrawal liability under Title IV of ERISA or would be subject to such liability if, as of the Effective Time of the Merger, the Company or any member of its Controlled Group were to engage in complete withdrawal (as defined in ERISA Section 4203) or partial withdrawal (as defined in ERISA Section 4205) from any such multiemployer plan; (C) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA Sections 4241 and 4245, respectively); and (D) neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA Section 4212(c).

         (vii) (A) Each Company Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements; and (B) the Company has received a favorable determination from the Internal Revenue Service with respect to any trust intended to be qualified within the meaning of Code Section 501(c)(9).

         (viii) Section 3.01(i)(viii) of the Company Disclosure Schedule sets forth, on a plan by plan basis, the present value of accrued benefits to present or former employees of the Company under each unfunded Company Plan that provides for deferred compensation or supplemental retirement benefits.

         (ix) Except as set forth in Section 3.01(i)(ix) of the Company Disclosure Schedule, no Company Plan exists which could result in the payment to any Company employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company employee as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

         (j) TAXES. Except as disclosed in Section 3.01(j) of the Company Disclosure Schedule: (i) the Company and each of its subsidiaries, and any affiliated consolidated, combined, unitary or aggregate group of which the Company or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed and such Tax Returns are complete and correct in all material respects, have paid all Taxes required to be paid, whether or not shown as being due on such Tax Returns, and have provided adequate reserves in their financial statements for any Taxes that have not been paid; (ii) each of the Company and its Subsidiaries has withheld and paid all Taxes and maintained all records required to have been withheld, paid and maintained in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (iii) the charges, accruals and reserves for Taxes reflected on the books of the Company and its subsidiaries are adequate to cover the Tax liabilities accruing or payable by the Company and its subsidiaries in respect of periods prior to the date hereof (including interest and penalties, if any, thereon and Taxes being contested); (iv) no material claim for unpaid Taxes has become a lien against the property of the Company or any of its subsidiaries (other than with respect to Taxes not yet due and payable) or is being asserted against the Company or any of its subsidiaries; (v) no audit or other proceeding with respect to any Taxes due from or with respect to the Company or any of its subsidiaries or any Tax Return filed by or with respect to the Company or any of its subsidiaries is pending, threatened or being conducted by any governmental or Tax authority; (vi) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries or is currently in effect; (vii) none of the Company or any of its subsidiaries is doing business or engaged in a trade or business in any jurisdiction in which it has not filed all required material Tax Returns; (viii) neither the Company nor any of its subsidiaries is subject to liability for Taxes of any Person (other than the Company or its subsidiaries), including, without limitation, liability arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise; (ix) neither the Company nor its subsidiaries is or has been a party to any Tax allocation or sharing agreement with any person which is not currently a member of the affiliated group of which the Company is currently a member; (x) no consent under Section 341(f) of the Code has been filed with respect to the Company or any of its subsidiaries; (xi) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (a) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the

Code) or (b) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code; (xii) none of the Company Common Stock is subject to a "substantial risk of forfeiture" within the meaning of
Section 83 of the Code; and (xiii) neither the Company nor any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock intended to qualify for tax-free treatment under the Code. As used herein, "TAXES" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, estimated, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "TAX RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

         (k) PROPERTIES. Except as disclosed in Section 3.01(k) of the Company Disclosure Schedule, the Company or one of its subsidiaries (i) has good and marketable title to all the properties and assets (A) reflected in the 2001 Balance Sheet as being owned by the Company or one of its subsidiaries (other than any such properties or assets sold or disposed of since such date in the ordinary course of business consistent with past practice) or (B) acquired after March 31, 2001 which are material to the Company's business on a consolidated basis, free and clear of all Liens. The Company has good and valid leasehold interests in all real property leases, subleases and occupancy agreements to which the Company is a party (the "LEASES") and is in sole possession of the properties purported to be leased thereunder. Each Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. There is no uncured breach or default exists on the part of landlord under any of the Leases, and the Company has no knowledge of breach or default or any event, condition or state of facts, which with the giving of notice or the passage of time, or both, would constitute a breach or default under the Lease by the Company. Except as disclosed in Section 3.01(h), there is no suit, action, arbitration or other proceeding with respect to the Leases or the premises leased under the Leases. The Company has not received notice and does not otherwise have knowledge of any pending, threatened or contemplated condemnation proceeding affecting any premises owned or leased by the Company or any of its subsidiaries or any part thereof or of any sale or other disposition of any such owned or leased premises or any part thereof in lieu of condemnation. The real property leased to the Company under the Leases encompasses all real property used by the Company, and the Company owns no real property and does not have any options to purchase real property. The landlord under each of the Company's material Leases has performed all initial improvements required to be performed by it under such lease and all tenant improvements allowances have been paid to the Company as tenant under such Leases. All insurance required to be maintained by the Company under each of the Leases is in full force and effect.

         (l) ENVIRONMENTAL MATTERS. Except as set forth on the Company Disclosure Schedule or as could not be reasonably expected to result in any liability under Environmental Laws (as defined in Section 8.04) to the Company or any of its subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company:

                  (i) the Company and its subsidiaries hold and are in compliance with all Environmental Permits (as defined in Section 8.04), and the Company and its subsidiaries are, and have been, otherwise in compliance with all Environmental Laws and, to the knowledge of the Company, there are no conditions that might prevent or interfere with such compliance in the future;

                  (ii) neither the Company nor any of its subsidiaries has received any Environmental Claim, and to the knowledge of the Company there is no threatened Environmental Claim;

                  (iii) neither the Company nor any of its subsidiaries has entered into any consent decree, order or agreement under any Environmental Law;

                  (iv) there are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) friable asbestos or asbestos-containing materials, (D) sumps, (E) surface impoundments, (F) landfills, or (G) sewers or septic systems present at any facility currently owned, leased, operated or otherwise used by the Company or any of its subsidiaries that could reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws;

                  (v) there are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company or any of its subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws;

                  (vi) no modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its subsidiaries following such consummation;

                  (vii) Hazardous Materials (as defined in Section 8.04) have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently owned, leased or otherwise used by the Company or any of its subsidiaries, in violation of or so as could result in liability under, any Environmental Laws; and

                  (viii) neither the Company nor any of its subsidiaries has contractually assumed any liabilities or obligations under any Environmental Laws.

         (m) CONTRACTS; DEBT INSTRUMENTS. (i) Neither the Company nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any contract, agreement, commitment, arrangement, lease, policy or other instrument to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound, except for those defaults which would not, either individually or in the aggregate, have a Material Adverse Effect with respect to the Company; and, to the knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         (ii) The Company has made available to Parent (x) true and correct copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness (as defined in Section 8.04) of the Company or any of its subsidiaries is outstanding and
(y) accurate information regarding the respective principal amounts currently outstanding thereunder.

         (iii) Except as set forth in Section 3.01(m) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is party to or bound by any agreement which, pursuant to the requirements of Form 10-K under the Exchange Act, would be required to be filed as an exhibit to an Annual Report on Form 10-K of the Company except (A) agreements included or incorporated by reference as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000 and (B) agreements entered into after the date of this Agreement in compliance with Section 4.01 hereof.

         (n) BROKERS. No broker, investment banker, financial advisor or other person, other than William Blair & Company, LLC ("WILLIAM BLAIR"), the fees and expenses of which will be paid by the Company (pursuant to fee agreements, copies of which have been provided to Parent) is entitled to any broker's finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company agrees to indemnify Parent and Sub and to hold Parent and Sub harmless from and against any and all claims, liabilities or obligations with respect to any other fee, commission or expense asserted by any person on the basis of any act or statement alleged to have been made by the Company or its affiliates.

         (o) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of William Blair, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the Company's shareholders from a financial point of view, a signed copy of which opinion has been or will be delivered to Parent and Sub. The Company has obtained the consent of William Blair to the reproduction and inclusion of such opinion in full in any Proxy Statement, provided that William Blair and its counsel have had a reasonable opportunity to review the same before any submission or distribution thereof.

         (p) BOARD RECOMMENDATION; STATE ANTITAKEOVER LAW. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (i) approved this Agreement and the Merger and has taken all actions necessary on the part of the Company to render the restrictions on take-over bids and business combinations contained in Sections 110C and 110F of the Massachusetts Law inapplicable to this Agreement and the Merger and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the merger.

         (q) REQUIRED COMPANY VOTE. The Company Shareholder Approval, being the affirmative vote of two-thirds of the outstanding shares of the Company Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

         (r) INTELLECTUAL PROPERTY. (i) Section 3.01(r)(i) of the Company Disclosure Schedule sets forth all Intellectual Property (as defined in Section 8.04), owned by the Company or its subsidiaries, which is registered or filed with, or has been submitted to, any Governmental Entity, and all Intellectual Property licensed from third parties by the Company or any of its subsidiaries, and the nature of the Company's or its subsidiaries' rights therein.

         (ii) The Company and its subsidiaries own or have the right to use all Intellectual Property necessary for the Company and its subsidiaries to conduct their business as it is currently conducted and consistent with past practice.

         (iii) Except as set forth on Section 3.01(r)(iii) of the Company Disclosure Schedule: (1) all of the Intellectual Property used by the Company or any of its subsidiaries is subsisting and unexpired, free of all Liens, has not been abandoned and, to the knowledge of the Company, does not infringe the intellectual property rights of any third party; (2) none of the Intellectual Property used by the Company or any of its subsidiaries is the subject of any license, security interest or other agreement to which the Company is a party granting rights therein to any third party; (3) no judgment, decree, injunction, rule or order has been rendered by any U.S. federal or state or foreign Governmental Entity which would limit, cancel or question the validity of, or the Company's or its subsidiaries' rights in and to any Intellectual Property in any respect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; (4) the Company has not received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's or its subsidiaries' rights in and to any Intellectual Property, which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; and (5) the Company and its subsidiaries take reasonable steps to protect, maintain and safeguard their Intellectual Property, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have executed appropriate agreements and made appropriate filings and registrations in connection with the foregoing.

         (s) Except as set forth in the Company SEC Documents or by virtue of the Merger, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction pursuant to item 404 of Regulation S-K promulgated by the SEC.

         SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Except as set forth in the disclosure schedule (referencing the same section as this Agreement) delivered by the Parent and Sub to the Company at the time of execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), Parent and Sub represent and warrant to the Company as follows:

         (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent, Sub and each of Parent's "significant subsidiaries" (within the meaning of Rule 1-02 of Regulation S-X of the SEC) (collectively, the "PARENT SUBSIDIARIES") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent, Sub and each of the Parent Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Parent. Parent has made available to the Company complete and correct copies of its articles of incorporation and by-laws and the articles of organization and by-laws of Sub.

         (b) CAPITAL STRUCTURE. As of the date of this Agreement, the authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock. As of the close of business on July 30, 2001, there were: (i) 175,810,109 shares of Parent Common Stock issued and outstanding; (ii) 25,360,824 shares of Parent Common Stock held in the treasury of Parent; (iii) 6,166,970 shares of Parent Common Stock reserved for issuance upon exercise of options available for grant pursuant to Parent's stock option plans and Parent's employee stock purchase plans (collectively, the "PARENT STOCK PLANS"); (iv) 20,207,363shares of Parent Common Stock issuable upon exercise of awarded but unexercised stock options.. Except as set forth above, as of the close of business on July 30, 2001 there were no shares of capital stock or other equity securities of Parent issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued as described above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The shares of Parent Common Stock to be issued in connection with the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable. As of the Effective Time of the Merger, the Board of Directors of the Parent shall have reserved for issuance upon exercise of options available for grant pursuant to the Company Stock Plans a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to Company Stock Options granted under the Company Stock Plans multiplied by the Exchange Ratio. There is no outstanding Voting Debt of Parent. Except as set forth above and as set forth in the Rights Agreement, dated as of November 17, 2000, between Parent and the First National Bank of Boston, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent.

         As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any Lien, and as of the Closing

Date, all the issued and outstanding shares of the common stock of Sub will be owned by Parent free and clear of any Lien.

         (c) AUTHORITY; NONCONTRAVENTION. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub, as applicable, and (assuming due authorization, execution and delivery by the Company) constitute valid and binding obligations of Parent and Sub, as applicable, enforceable against them in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The execution and delivery of this Agreement does not, and the consummation by Parent and Sub of the transactions contemplated by this Agreement and compliance by Sub with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a "put" right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any of Parent's other subsidiaries under, (i) the articles of organization or by-law of Parent, Sub or such other subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub, such other subsidiaries or any of their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent, Sub any of Parent's other subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent and Sub to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of any of the transactions contemplated hereby, except for (i) such filings may be required under the HSR Act and the filing of applications by the Parent and Sub pursuant to antitrust or similar laws in such foreign jurisdictions as necessary, (ii) the filing with the SEC and the NYSE of (A) the Form S-4 and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to (x) prevent or materially delay consummation of the merger or the other transactions contemplated hereby or performance of Parent's and Sub's obligations hereunder or (y) have a Material Adverse Effect with respect to Parent.

         (d) PARENT SEC DOCUMENTS; UNDISCLOSED LIABILITIES. Parent has filed with the SEC all reports, schedules, forms, statements and other documents required pursuant to the Securities Act and the Exchange Act since January 1, 1998 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "PARENT SEC DOCUMENTS"). Except as set forth in Section 3.02(d) of the PARENT DISCLOSURE SCHEDULE (other than the Parent SEC Financial Statements (as defined below)), as of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.02(d) of the Parent Disclosure Schedule, except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents (including any and all financial statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in all Parent SEC Documents filed since January 1, 1998 (the "PARENT SEC FINANCIAL STATEMENTS") comply as to form in all material respects with applicable published accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal recurring year-end audit adjustments). Except as disclosed in Section 3.02(d) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Parent and its subsidiaries or in the notes thereto, except (i) liabilities reflected in the audited consolidated balance sheet of the Parent as of March 31, 2001 and (ii) liabilities incurred since March 31, 2001, in the ordinary course of business consistent with past practice.

         (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub in writing for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company specifically for inclusion or incorporation by reference therein.

         (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in
Section 3.02(f) of the Parent Disclosure Schedule, since March 31, 2001, there is not and has not been: (i) any Material Adverse Change with respect to Parent;
(ii) any condition, event or occurrence which, individually or in the aggregate, would have a Material Adverse Effect or give rise to a Material Adverse Change with respect to Parent; (iii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. On the date of this Agreement, Parent is not engaged in any discussions nor does it have any intention to engage in a transaction that would qualify as a Transaction Proposal (as defined in Section 5.06 below) were such definition to apply to Parent.

         (g) LITIGATION; COMPLIANCE WITH LAWS. (i) Except as disclosed in
Section 3.02(g) of the Parent Disclosure Schedule, there is (1) no suit, action, arbitration or proceeding pending before a Governmental Entity, and (2) to the knowledge of Parent, no suit, action, arbitration or proceeding threatened against or investigation pending with respect to Parent or any of its subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent and Sub to consummate the transactions contemplated by this Agreement or to perform their obligations hereunder, nor is there any judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries which, individually or in the aggregate, has or could reasonably be expected to have, any such effect.

         (ii) Except as disclosed in Section 3.02(g)(ii) of the Parent Disclosure Schedule, the businesses of Parent and its subsidiaries are not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and would not have a Material Adverse Effect with respect to Parent.

         (h) INTERIM OPERATIONS OF SUB. Sub was formed on July 30, 2001 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         (i) REQUIRED VOTE. This Agreement has been approved by Parent, as the sole shareholder of Sub. No other vote of holders of any class or series of securities of Parent or Sub is necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

         (j) TAX MATTERS. As of the date hereof, neither Parent nor any of its subsidiaries has taken any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368 of the Code.

         (k) BROKERS. No broker, investment banker, financial advisor or other person, other than Goldman Sachs ("GOLDMAN SACHS"), the fees and expenses of which will be paid by the Parent, is entitled to any broker's finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent agrees to indemnify the Company and to hold the Company harmless from and against any and all claims, liabilities or obligations with respect to any other fee, commission or expense asserted by any person on the basis of any act or statement alleged to have been made by Parent or its affiliates.


                                   ARTICLE IV

            COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

         SECTION 4.01.  CONDUCT OF BUSINESS BY THE COMPANY.

         (a) During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise expressly contemplated by the terms of this Agreement, agreed to in writing by Parent, or as set forth on Section 4.01 of the Company Disclosure Schedule), the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve substantially intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, supplies, licensors, licensees, advertisers, distributors and others having significant business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, except as otherwise expressly contemplated by the terms of this Agreement, agreed to in writing by Parent, or as set forth on Section 4.01 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its subsidiaries to:

                           (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned domestic subsidiary of the Company to its parent, (y) split, combine or reclassify any capital stock of the Company or any subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any subsidiary, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any such shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), other than the issuance of Company Common Stock upon the exercise of Company Stock Options awarded but unexercised on the date of this Agreement in accordance with their present terms;

                           (iii) amend the Articles of Organization, By-laws or other comparable charter or organizational documents of the Company or any subsidiary;

                           (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

                           (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of inventory and receivables in the ordinary course of business consistent with past practice;

                           (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or amend, terminate or seek a waiver with respect to any existing agreement of the Company evidencing indebtedness of the Company, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter to any arrangement having the economic effect of any of the foregoing, except for intercompany indebtedness between the Company and its wholly-owned subsidiaries or between such wholly-owned subsidiaries, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly-owned subsidiary of the Company;

                           (vii) acquire or agree to acquire any assets, other than inventory in the ordinary course of business consistent with past practice, or make or agree to make any capital expenditures except capital expenditures which, individually or in the aggregate, do not exceed the amount budgeted therefor in the Company's applicable annual capital expenditures budgets previously provided to Parent;

                           (viii) pay, discharge or satisfy any claims
         (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (x) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (y) claims settled or compromised to the extent permitted by
         Section 4.01(a)(xii), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

                           (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                           (x) enter into or amend any collective bargaining agreement;

                           (xi) change any material accounting principle used by it, except as required by generally accepted accounting principles;

                           (xii) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation that do not provide for injunctive or similar relief and where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $250,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $500,000;

                           (xiii) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates (other than subsidiaries of the Company), including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404, other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents;

                           (xiv) transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

                           (xv) enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology; or

                           (xvi) authorize, or commit or agree to take, any of the foregoing actions.

                           (xvii) except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any material federal, state, local or foreign tax liability.

         (b) CHANGES IN EMPLOYMENT ARRANGEMENTS. Except as otherwise agreed to in writing by Parent, or as set forth on Section 4.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employment benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement.

         (c) SEVERANCE. Neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

         (d) WARN. Neither the Company nor any of its subsidiaries shall effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any subsidiary, without notifying Sub or its affiliates in advance and without complying with the notice requirements and other provisions of WARN and any similar state or local law.

         (e) TAX-FREE REORGANIZATION TREATMENT. Neither Company nor Parent shall, and shall not permit any of their respective subsidiaries to, intentionally take or cause to be taken any action not otherwise consistent with the transactions contemplated by this Agreement which would reasonably be expected to disqualify the Merger as a "reorganization" within the meaning of
Section 368(a) of the Code.


         (f) OTHER ACTIONS. Neither the Company nor Parent shall, or shall permit any of its subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied; provided that the Company and its Board of Directors shall not be required to take or be prohibited from taking any action to the extent that such action is not required to be taken or is permitted, as applicable, pursuant to Section 5.06 of this Agreement. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty becoming untrue in any material respect, (ii) the failure by such party to comply with any covenant, condition or agreement hereunder and (iii) any event which could reasonably be expected to cause the conditions set forth in Article VI not being satisfied; PROVIDED, HOWEVER, that no such notice shall affect the representations, warranties, covenants and agreement of the parties or the conditions to their obligations hereunder.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.01. PREPARATION OF FORM S-4 AND PROXY STATEMENT; SHAREHOLDER MEETING. (a) Promptly following the date of this Agreement, the Company shall prepare the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Form S-4, the Proxy Statement, or for any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4, the

Proxy Statement, the Merger or any other filing. If the SEC requires a Tax opinion in connection with the filing of the Form S-4, Company shall cause Nutter, McClennen & Fish, LLP, counsel to Company, to provide such opinion in the form required by the SEC. The issuance of such opinion shall be conditioned upon the receipt by Nutter, McClennen & Fish, LLP, of customary representation letters from each of Company, Parent and Sub in a form previously agreed to by the parties. Parent and the Company shall each use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any state in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and qualification of the Parent Common Stock to be issued in the Merger, and the Company shall furnish all information relating to the Company and its shareholders as may be reasonably requested in connection with any such action.

         (b) Until such time as the Board of Directors of the Company takes any of the actions with respect to a Transaction Proposal permitted pursuant to
Section 5.06 of this Agreement, all mailings to the Company's shareholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Parent (such approval not to be unreasonably withheld or delayed).

         (c) The Company will, as promptly as practicable following the date of this Agreement and in consultation with Parent, duly call, give notice of, convene and hold a meeting of its shareholders (the "SHAREHOLDERS MEETING") for the purpose of approving this Agreement and the transactions contemplated by this Agreement to the extent required by Massachusetts Law. The Company will, through its Board of Directors, recommend to its shareholders approval of the foregoing matters, as set forth in Section 3.01(p); PROVIDED, HOWEVER, that the Board of Directors of the Company may fail to make or withdraw or modify such recommendation, but only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of advice from outside counsel that such action is required in order to satisfy its fiduciary duties to the shareholders of the Company under applicable law. Any such recommendation, together with a copy of the opinion referred to in Section 3.01(o) shall be included in the Proxy Statement. The Company will use its reasonable best efforts to hold such meeting as soon as practicable after the Form S-4 shall have been declared effective.

         SECTION 5.02. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Each of the Company and Parent shall, and shall cause its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to the other party and its representatives reasonable access during normal business hours, during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records, and, during such period, each of the Company and Parent shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to the other documents filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Each of the Company and Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated June 25, 2001 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT").

         (b) No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

         SECTION 5.03. REASONABLE BEST EFFORTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties in connection with the transactions contemplated by this Agreement, (ii) defending any lawsuits or other proceedings challenging this Agreement and (iii) accepting and delivering additional instruments necessary to consummate the transaction contemplated by this Agreement and (iv) satisfying the conditions to closing set forth under
Article VI hereof.

         (b) In furtherance of the foregoing, Parent and the Company agree to file with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission a Notification and Report Form in accordance with the notification requirements of the HSR Act, and to use their reasonable best efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof provided for under the HSR Act as a prerequisite to the consummation of the transactions provided for herein. Nothing in this paragraph shall be construed as requiring any party to this Agreement or its affiliates to
(i) sell or otherwise dispose of any of its assets or voting securities other than as otherwise contemplated by this Agreement or (ii) take any action which either would result in a Material Adverse Change in any such party.

         SECTION 5.04. INDEMNIFICATION. (a) From and after the Effective Time of the Merger, Parent and the Surviving Corporation shall each indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger eligible for indemnification pursuant to the Articles of Organization and By-laws (or comparable organizational documents) of the Company and its subsidiaries (the "INDEMNIFIED PARTIES") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company, pertaining to any matter existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, or at or after, the Effective Time of the merger ("INDEMNIFIED LIABILITIES") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transaction contemplated hereby, in each case to the extent the Company or its subsidiaries would have been permitted under its Articles of Organization and By-laws (or comparable organizational documents) to indemnify such person. In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time of the Merger), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time of the Merger shall be reasonably satisfactory to the Parent;
(ii) after the Effective Time of the Merger, the Parent or Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time of the Merger, the Parent and Surviving Corporation will cooperate in the defense of any such matter, provided that neither the Parent not the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.04, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Parent and the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 5.04 except to the extent such failure materially prejudices the Parent and Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking, if any, required by Section 67 of Chapter 156B of the Massachusetts Law. The Parent and the Surviving Corporation shall be liable for the fees and expenses hereunder with respect to only one law firm to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties.

         (b) The Surviving Corporation shall maintain in effect for six years from the Effective Time of the Merger directors' and officers' liability insurance coverage covering persons who are directors and officers of the Company on the date of this Agreement, with respect to matters occurring prior to the Effective Time of the Merger, and containing terms and conditions which are not less advantageous to such persons that the policies of the Company in effect on the date hereof (the "COMPANY INSURANCE"); PROVIDED that the Surviving Corporation shall not be required to spend in excess of 150% of the annual premium for the Company Insurance paid by the Company as of the date of this Agreement (the "CURRENT PREMIUM"); PROVIDED, FURTHER, that if the Surviving Corporation would be required to spend in excess of 150% of the Current Premium to obtain insurance having terms not less advantageous than the Company Insurance, the Surviving Corporation will be required to spend up to such amount to maintain or procure as much insurance coverage as can be procured for such premium.

         SECTION 5.05. PUBLIC ANNOUNCEMENTS. Neither Parent and Sub, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party's prior consent (such consent not to be unreasonably withheld or delayed), except as may be required by applicable law, court process or by obligations pursuant to any agreement with any securities exchange or quotation system on which securities of the disclosing party are listed or quoted. In addition to the foregoing, Parent, Sub and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

         SECTION 5.06. NO SOLICITATION. Neither the Company nor any of its subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to, (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any person (other than Sub or Parent) relating to (i) any acquisition or purchase of 10% or more of the consolidated assets of the Company and its subsidiaries or of over 10% of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person (as defined in Section 8.02) beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the Company other than the transactions contemplated by this Agreement, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "TRANSACTION PROPOSALS"), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the forgoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Sub or Parent) to do or seek any of the foregoing; PROVIDED, HOWEVER, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement between the Company and Parent, and a copy of which shall be provided for informational purposes only to Parent) concerning the Company and its businesses, properties or assets to a third party who has made a bona fide Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a bona fide Transaction Proposal, (iii) following receipt of a bona fide Transaction Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its shareholders, (iv) following receipt of a bona fide Transaction Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 3.01(p), and/or (v) taking any action required to be taken by the Company pursuant to a non-appealable, final order by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of advice from outside counsel that such action is required in order to satisfy its fiduciary duties to the shareholders of the Company under applicable law; PROVIDED, FURTHER, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after prompt advance notice to Parent (which notice shall in no event be given less than two (2) business day prior to furnishing such information or entering into such discussions) with respect to such action and that such Board of Directors shall, to the extent consistent with its fiduciary duties, continue to advise Parent after taking such action and, in addition, if the Board of Directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Parent of the terms and conditions of such proposal and the identity of the person making it. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall be construed to prohibit or restrict in any way the Company's ability to negotiate (and consummate) the sale of its Advanced Diagnostics Solutions division and all subsidiaries and assets associated therewith consistent with Section 4.01 of the Company Disclosure Schedule.

         SECTION 5.07. STOCK EXCHANGE LISTING. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance.

         SECTION 5.08. LETTERS OF THE COMPANY'S ACCOUNTANTS. The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, the Company's independent public accountants, dated a date within two business days before the Form S-4 shall become effective and a letter of PricewaterhouseCoopers LLP dated a date within two business days before the Closing Date, each addressed to Parent, for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         SECTION 5.09. LETTERS OF PARENT'S ACCOUNTANTS. Parent shall use its reasonable best efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, Parent's independent public accountants, dated a date within two business days before the Form S-4 shall become effective and a letter of PricewaterhouseCoopers LLP dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         SECTION 5.10. EMPLOYEE BENEFIT PLANS. Parent intends to include Company employees in Parent's welfare plans (within the meaning of Section 3(1) of ERISA) and fringe benefit plans (the "Parent Plans") on the same basis and terms as Parent employees not later than two years following the Effective Time and, in any event, with respect to particular welfare plans of Parent, upon the termination of the equivalent Company welfare plans; and until such time of inclusion, Parent intends to cause the Surviving Corporation to maintain in effect, on terms not materially less favorable to employees of the Company as were in effect at the Effective Time of the Merger, all Company Plans which are welfare plans or fringe benefits, other than employer stock option or stock purchase plans. With respect to employees of the Company or its subsidiaries who remain as employees of Parent or any of its subsidiaries, Parent shall take into account for purposes of eligibility and vesting under such Parent Plans the service of such employees with the Company or any subsidiary thereof as if such service were with Parent or its subsidiaries, to the same extent to which such service would have been credited under the applicable Parent plan and to the extent not prohibited under such Parent Plan and consistent with Parent's policies. In addition, from and after the Effective Time of the Merger, Parent intends that Company employees be eligible to participate in Parent's stock option and stock purchase plans on the same basis and terms as Parent employees are eligible to participate in such plans. Notwithstanding the foregoing, Parent may at any time terminate or modify the terms of any such Company Plans if the cost of maintaining any such Company Plan has increased by a material amount or if, in the good faith judgment of Parent, continuing to maintain any such Company Plan conflicts in any material respect with Parent's overall compensation policies then in effect. Nothing in this Section 5.10 will require that Parent permit Company employees to participate in its defined benefit pension plan, which Company and Parent understand is frozen to new accruals.

         SECTION 5.11. COMPANY SENIOR CREDIT FACILITY. On or before the fifth business day following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, satisfy the Company's outstanding obligations under the Revolving Credit and Term Loan Agreement dated as of March 24, 2000, as amended to date, with Fleet National Bank et al (the "Credit Facility Agreement"); provided, however, that in no event shall Parent's obligation hereunder exceed the sum of (a) with respect to the term loans outstanding under the Credit Facility Agreement, an aggregate amount not to exceed the amount included in the 2001 Balance Sheet less any scheduled payments made prior to the Closing Date as set forth on Schedule 5.11 and (b) with respect to the revolving credit facility under the Credit Facility Agreement, an aggregate amount not to exceed the amount set forth on Section 4.01 of the Company Disclosure Schedule.

         SECTION 5.12. INFORMATION SUPPLIED. The Company shall use its best efforts to provide to Parent no later than September 3, 2001 all information reasonably requested by Parent for Parent to determine (i) whether any payment resulting from any agreement, contract, plan or other arrangement (separately or in the aggregate) to which either the Company or any of its subsidiaries is a party would be an "excess parachute payment" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) as a result of any of the transactions contemplated by this Agreement, and (ii) the amount of such excess parachute payments, if any.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) COMPANY SHAREHOLDER APPROVAL. The Company Shareholder Approval shall have been obtained.

         (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

         (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

         (d) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Parent Common Stock issuable or required to be reserved for issuance pursuant to this Agreement shall have been complied with.

         (e) STOCK EXCHANGE LISTING. The shares of Parent Common Stock issuable to Company shareholders pursuant to this Agreement and such other shares of Parent Common Stock required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

         (f) TERMINATION OF EMPLOYMENT AND SEVERANCE AGREEMENT. The Chief Executive Officer of the Company shall have entered into a termination agreement providing for the termination of his employment and/or severance agreements with the Company.

         SECTION 6.02. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not individually or in the aggregate have a Material Adverse Effect. Parent shall have received a certificate dated as of the Closing Date signed on behalf of the Company by the chief executive officer, the president, and the chief financial officer of the Company to the effect set forth in this paragraph.

         (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer, the president, and the chief financial officer of the Company to the effect set forth in this paragraph.

         (c) CONSENTS, ETC. Parent and Sub shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications, and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications, and orders would not, individually or in the aggregate with all other failures, have a Material Adverse Effect with respect to the Company.

         (d) NO LITIGATION. There shall not be pending by any Governmental Entity or any other person or solely with respect to any Governmental Entity, threatened y any suit, action, or proceeding, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent, Sub, or any of their affiliates any damages that are material in relation to the Company and its subsidiaries taken as a whole; (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent, or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries taken as a whole or to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement; (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the common stock of the Surviving Corporation, including, without limitation, the right to vote such common stock on all matters properly presented to the shareholders of the Surviving Corporation; or
(iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries taken as a whole.

         (e) LOAN AGREEMENT. The banks who are parties to the Credit Facility Agreement shall not, following a default, either now or hereafter existing, have initiated proceedings to take possession of (within the meaning of the applicable Uniform Commercial Code) or foreclose upon any collateral in which they have a security interest under the Credit Facility Agreement or exercised any right of "set-off" or exercised any other similar remedy against or with respect to any property or asset of the Company.

         SECTION 6.03. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not individually or in the aggregate have a Material Adverse Effect with respect to Parent. The Company shall have received a certificate signed on behalf of Parent and Sub by an authorized officer of Parent and Sub to the effect set forth in this paragraph.

         (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent and Sub by an authorized officer of Parent and Sub to the effect set forth in this paragraph.


                                   ARTICLE VII

                       TERMINATION, AMENDMENT, AND WAIVER

         SECTION 7.01. TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after the Company Shareholder Approval:

         (a) by mutual written consent of Parent and the Company; or

         (b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently enjoining, restraining, or otherwise prohibiting the Merger and such order, decree, ruling, or other action shall have become final and nonappealable; or

         (c) by either Parent or the Company if the Merger shall not have been consummated on or before May 1, 2002 (other than due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger); or

         (d) by either Parent or the Company if at the duly held meeting of the shareholders of the Company (including any adjournment thereof) held for the purpose of voting on this Agreement, the holders of two-thirds of the outstanding shares of Company Common Stock shall not have approved this Agreement; or

         (e) by Parent, if the Company or its Board of Directors shall have (1) withdrawn, modified, or amended in any respect adverse to Parent its approval or recommendation of this Agreement or any of the transactions contemplated herein;
(2) failed as promptly as reasonably practicable after the Form S-4 is declared effective to mail the Proxy Statement to its shareholders or failed to include in such statement such recommendation; (3) recommended any Transaction Proposal from a person other than Parent or any of its affiliates; (4) resolved to do any of the foregoing; or (5) in response to the commencement of any tender offer or exchange offer for more than 10% of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer at the time of filing of the requisite Schedule 14d-9 with the SEC; or

         (f) by the Company, if, pursuant to and in compliance with Section 5.06 hereof, the Board of Directors of the Company concludes in good faith, based on advice from outside counsel, that in order to satisfy its fiduciary duties to the shareholders of the Company under the Massachusetts Law, the Board of Directors must not make or must withdraw or modify its recommendation referred to in Section 3.01(p), and the Board of Directors does not make or withdraws or modifies such recommendation.

         (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b) (other than with respect to the delivery of the officers' certificates required thereunder) would not be satisfied at the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts within fifteen (15) days of the time such representation or warranty shall have become untrue or such breach, the Parent may not terminate this Agreement under this Section 7.01(g) during such fifteen-day period provided Company continues to exercise such commercially reasonable efforts.

         (h) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent or Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.03(a) or
Section 6.03(b) (other than with respect to the delivery of the officers' certificates required thereunder) would not be satisfied at the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in the Parent's representations and warranties or breach by the Parent is curable by the Parent through the exercise of its commercially reasonable efforts within fifteen (15) days of the time such representation or warranty shall have become untrue or such breach, the Company may not terminate this Agreement under this Section 7.01(h) during such fifteen-day period provided Parent continues to exercise such commercially reasonable effort.

         SECTION 7.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub, or the Company, other than the provisions of Section 3.01(n), Section 3.02(k), the last sentence of Section 5.02(a), this Section 7.02, Section 8.02, and Section 8.07. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants, or agreements set forth in this Agreement or the Confidentiality Agreement.

         SECTION 7.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) subject to the provisions of Section 7.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 7.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION, OR WAIVER. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to
Section 7.04 shall, in order to be effective, require in the case of Parent, Sub, or the Company, action by its Board of Directors or a duly-authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.01. NONSURVIVAL OF REPRESENTATION AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and all such representations and warranties will be extinguished on consummation of the Merger and neither the Company, the Parent, Sub, or any officer, director or employee or shareholder of any of them shall be under any liability whatsoever with respect to any such representation or warranty after such time. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after Effective Time of the Merger.

         SECTION 8.02. FEES AND EXPENSES. (a) (i) If this Agreement shall have been terminated in accordance with its terms (except pursuant to Sections 7.01(a), 7.01(b) or 7.01(h) and either of the following shall have occurred: (A) prior to such termination, any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person, other entity or "group" (as referred to in Section 13(d)(3) of the Exchange Act) (collectively, "PERSONS") other than Parent or any of its affiliates or any Person who is a member of such a group with the Parent or its affiliates shall have become the beneficial owner of 10% of the outstanding shares of Company Common Stock; or (B) (x) prior to such termination, any Person, shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public (including being known by shareholders of the Company owning of record or beneficially in the aggregate 10% or more of the outstanding shares of Company Common Stock) a bona fide intention to make a Transaction Proposal (including by making such a Transaction Proposal) and (y) on or prior to August 1, 2002, the Company either consummates with a Person a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 5.06 or enters into a definitive agreement with a Person with respect to a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 5.06 (whether or not such Person is the Person referred to in clause (x) above) other than a transaction pursuant to which the Company or any of its affiliates issue equity-related securities or Voting Debt to a Person in an aggregate amount of less than 50% of the outstanding capital stock of the Company on the date hereof for the sole purpose of financing its business operations; or

         (ii) if this Agreement is terminated pursuant to Section 7.01(e) or
Section 7.01(f);

then the Company shall, (1) in the case of clauses (a)(i)(A) and (a)(ii) above, promptly, but in no event later than one business day after the termination of this Agreement and (2) in the case of clause (a)(i)(B) above, promptly, but in no event later than one business day after an event specified in subclause (y) thereof shall have occurred, pay Parent a fee of ten million dollars ($10,000,000) in cash, which amount shall be payable in same day funds. No termination of this Agreement shall affect any payment of fees or expenses due and payable pursuant to this Agreement.

         (b) In addition to the other provisions of this Section 8.02, in the event (i) a fee is or becomes payable pursuant to Section 8.02(a) hereof or (ii) this Agreement is terminated pursuant to Section 7.01(g) hereof, the Company agrees promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse Parent and Sub for all reasonable out-of-pocket costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of investment bankers and counsel and the expenses of litigation incurred in connection with collecting the fee pursuant to paragraph (a) of this Section as a result of any breach by the Company of its obligations under this Section 8.02; provided, however, that in the event the Company is obligated to reimburse Parent pursuant to (b)(i) hereof, the Company's obligation to reimburse Parent for all reasonable out-of-pocket costs, fees and expenses shall not exceed an aggregate of $750,000.

         (c) In the event this Agreement is terminated pursuant to Section 7.01(h) hereof, the Parent agrees promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse the Company for all reasonable out-of-pocket costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of investment bankers and counsel.

         (d) Except as provided otherwise in paragraph (a), (b) and (c) above, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the cost of filing, printing and distributing the Proxy Statement and the Form S-4 shall be borne equally by Parent and the Company. Notwithstanding anything else in this Agreement, Parent shall pay all fees relating to any filing required to be made in connection with the Merger under the HSR Act or reasonably required to be made in connection with the Merger under any similar law in any foreign jurisdiction; provided, however, that in the event this Agreement is terminated pursuant to the terms of this Agreement, the Company shall reimburse Parent for an aggregate of fifty percent (50%) of all such fees paid no later than two business days following such termination.

         SECTION 8.03. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to Parent or Sub, to
                  Teradyne, Inc.
                  321 Harrison Avenue
                  Boston, MA 02010
                  Attention:  George W. Chamillard
                  Telecopier No.:  (617) 422-2290

         with a copy to:

                  Testa, Hurwitz & Thibeault, LLP
                  125 High Street
                  Boston, MA  02110
                  Attention:  Kevin M. Barry, Esq.

         (b)      if to the Company, to

                  GenRad, Inc.
                  7 Technology Park
                  Westford, MA 01886
                  Attention:  Robert Dutkowsky
                  Telecopier No.:  (978) 589-7007

         with copies to:

                  Nutter, McClennen & Fish, LLP
                  One International Place
                  Boston, MA  02110-2699
                  Attention:  James E. Dawson, Esq.

         SECTION 8.04.  DEFINITIONS.  For purposes of this Agreement:

         (a) an "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

         (b) "ENVIRONMENTAL CLAIM" means any written or oral notice, claims, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (C) otherwise relating to obligations or liabilities under any Environmental Laws;

         (c) "ENVIRONMENTAL PERMITS" means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its subsidiaries to conduct their operations and businesses on the date hereof and consistent with past practices;

         (d) "ENVIRONMENTAL LAWS" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws;

         (e) "HAZARDOUS MATERIALS" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, friable asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, and substances regulated pursuant to, or that could reasonably be expected to provide the basis of liability under, any Environmental Law;

         (f) "INDEBTEDNESS" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (D) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (E) all capitalized lease obligations of such person, (F) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (G) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such person and (I) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person;

         (g) "INTELLECTUAL PROPERTY" means all rights, privileges and priorities provided under federal, state, foreign and multinational law relating to intellectual property, including without limitation all (i)(a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, software, databases and related items (except for off-the-shelf commercial software); (c) trademarks, service marks, trade names, brand names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (d) trade secrets and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing;

         (h) "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company or Parent, any change, effect, event or occurrence that either individually or in the aggregate with all other such changes, effects, events and occurrences is materially adverse to the business, properties, financial condition or results of operations of the Company or Parent, as the case may be, and its subsidiaries taken as a whole, provided that
(i) with respect to Section 3.01(g)(i) and (ii) hereof, shall exclude any material adverse change in the Company's results of operations for any fiscal period prior to the Closing Date that is directly attributable to a disruption in the conduct of the Company's business arising from the transactions contemplated by this Agreement or the public announcement thereof and (ii) with respect to Section 3.02(f)(i) and (ii) hereof, shall exclude any material adverse change in Parent's results of operations for any fiscal period prior to the Closing Date that is directly attributable to a disruption in the conduct of Parent's business arising from the transactions contemplated by this Agreement or the public announcement thereof; and PROVIDED, FURTHER, that Material Adverse Effect and Material Adverse Change shall not be deemed to include the impact of
(a) any change in laws and regulations or interpretations thereof by courts or governmental authorities generally applicable to the Company and Parent, (b) any change in generally accepted accounting principles or regulatory accounting principles generally applicable to the Company and Parent, (c) any change arising or resulting from general industry, economic or capital market conditions or conditions in markets relevant to the Company or Parent, as applicable, that affects Parent or the Company, as applicable (or the markets in which Parent or the Company, as applicable, compete) in a manner not disproportionate to the manner in which such conditions affect comparable companies in the industries or markets in which Company or Parent, as applicable, compete, (d) any act or omission of the Company (or any of its subsidiaries) taken with the prior written consent of Parent, (e) the expenses reasonably incurred by the Company in entering into this Agreement and consummating the transactions contemplated by this Agreement and the expenses associated with the termination of any Company Plan as and to the extent contemplated herein (f) the Company's results for the quarter ended June 30, 2001 provided such results do not differ materially from the results disclosed to Parent as of the date hereof or (g) the matters set forth on Schedule 4.01 of the Company Disclosure Schedule.

         (i) "PERMITTED LIEN" means statutory Liens securing payments not yet due and such Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

         (j) "PERSON" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

         (k) a "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

         SECTION 8.05. INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         SECTION 8.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The delivery of a signature page of this Agreement by one party to the other via facsimile transmission shall constitute the execution and delivery of this Agreement by the transmitting party.

         SECTION 8.07. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, other than Section 5.04, is not intended to confer upon any person other than the parties any rights or remedies.

         SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

         SECTION 8.09. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, insure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 8.10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                 TERADYNE, INC.



                                 By: /s/ George W. Chamillard
                                    -------------------------------------------
                                            Name: George W. Chamillard
                                            Title: President, Chief Executive
                                                   Officer and Chairman

                                 By: /s/ Stuart M. Ossatin
                                    -------------------------------------------
                                            Name: Stuart M. Ossatin
                                            Title: Vice President and Treasurer


                                 RADIO ACQUISITION CORP.



                                 By: /s/ George W. Chamillard
                                    -------------------------------------------
                                            Name: George W. Chamillard
                                            Title: President

                                 By: /s/ Stuart M. Ossatin
                                    -------------------------------------------
                                            Name: Stuart M. Ossatin
                                            Title: Vice President and Treasurer


                                 GENRAD, INC.


                                 By: /s/ Robert M. Dutkowski
                                    -------------------------------------------
                                            Name: Robert M. Dutkowski
                                            Title: Chairman, President and
                                                   Chief Executive Officer

                                 By: /s/ Walter A. Shepard
                                    -------------------------------------------
                                            Name: Walter A. Shepard
                                            Title: Treasurer